Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Subsidiary Name	Jurisdiction
EMRISE Electronics Corporation	New Jersey, USA
CXR Larus Corporation	Delaware, USA
EMRISE Power Supplies Incorporated	California, USA
EMRISE Electronics Ltd.	United Kingdom
XCEL Power Systems, Ltd.	United Kingdom
CXR Anderson Jacobson SAS	France
Belix Power Conversions Ltd	United Kingdom
Belix Wound Components Ltd	United Kingdom
The Belix Company Ltd	United Kingdom
Pascall Electronics (Holdings) Limited	United Kingdom
Pascall Electronics Limited	United Kingdom
CXR Anderson Jacobson Ltd	United Kingdom
Abbot Electronics Ltd.	United Kingdom
Digitran Ltd.	United Kingdom